UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2026

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (305) 599-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	MTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Term Loan Agreement

On July 7, 2026, MasTec, Inc. (the “Company”) and MasTec North America, Inc., a subsidiary of the Company (“MasTec North America”), entered into a new senior unsecured delayed draw term loan agreement (the “New Term Loan Agreement”) by and among the Company and MasTec North America, as borrowers, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, which provides for $700 million in delayed draw term loan commitments (the “Term Loan Commitments”), composed of $400 million of three-year commitments (the “Three-Year Tranche”) and $300 million of four-year commitments (the “Four-Year Tranche”). Borrowings under the Term Loan Commitments are to be used to finance a portion of the consideration for the Acquisition (as defined below) and fees and expenses incurred in connection therewith and related transactions. The Term Loan Commitments will be automatically and permanently terminated if the closing date (the “Closing Date”) of the Acquisition does not occur.

The Three-Year Tranche will mature on the three-year anniversary of the Closing Date, and the Four-Year Tranche will mature on the four-year anniversary of the Closing Date. Loans under the Three-Year Tranche are not subject to amortization. Loans under the Four-Year Tranche are subject to amortization in quarterly principal installments (subject to the application of certain prepayments in accordance with the terms of the New Term Loan Agreement) commencing with the first full fiscal quarter ending after the one-year anniversary of the Closing Date, at the rate of 5% per annum, increasing to 10% per annum on the first full fiscal quarter ending after the third-year anniversary of the Closing Date until the maturity date of the Four-Year Tranche.

Outstanding loans under the New Term Loan Agreement bear interest, at the Company’s option, at a rate equal to (i) in the case of the Three-Year Tranche either (a) Term SOFR, as defined in the New Term Loan Agreement, plus a margin of 1.000% to 1.500%, or (b) Base Rate (defined below), plus a margin of 0.000% to 0.500% and (ii) in the case of the Four-Year Tranche either (a) Term SOFR plus a margin of 1.125% to 1.625%, or (b) Base Rate, plus a margin of 0.125% to 0.625%. The Base Rate equals the highest of (i) the Federal Funds Rate, as defined in the New Term Loan Agreement, plus 1.00%, (ii) Bank of America’s prime rate, and (iii) Term SOFR plus 1.00%. In each of the foregoing cases, the applicable margin is based on the Company’s Consolidated Leverage Ratio and Debt Rating, each as defined in the New Term Loan Agreement, as of the most recent fiscal quarter. The Company must also pay ticking fees to the lenders under the New Term Loan Agreement of 0.175% on any undrawn commitments under the Three-Year Tranche or the Four-Year Tranche accruing at all times from and including the date that is sixty days after the effective date of the New Term Loan Agreement.

The obligations under the New Term Loan Agreement are not guaranteed and are not secured by any assets of the Company or any of its subsidiaries. The New Term Loan Agreement requires the Company to maintain a Consolidated Leverage Ratio, as defined in the New Term Loan Agreement, of not more than 3.50:1.00 as of the end of any fiscal quarter (subject to the Acquisition Adjustment described below). The New Term Loan Agreement provides that, for purposes of calculating the Consolidated Leverage Ratio, funded indebtedness excludes undrawn standby performance letters of credit included in the calculation of Consolidated Funded Indebtedness (as defined in the New Term Loan Agreement). Additionally, notwithstanding the terms discussed above, subject to certain conditions, if a permitted acquisition or series of permitted acquisitions having consideration exceeding $200.0 million occurs during a fiscal quarter, the maximum Consolidated Leverage Ratio may be temporarily increased to up to 4.00:1.00 during such fiscal quarter and the subsequent four fiscal quarters (the “Acquisition Adjustment”). Subject to customary exceptions, the New Term Loan Agreement limits the borrowers’ ability to engage in certain activities, including but not limited to acquisitions, mergers and consolidations, debt incurrence, investments, asset sales, and lien incurrence. The New Term Loan Agreement provides for customary events of default and carries cross-default provisions with the Company’s other significant debt instruments, including the Company’s indemnity agreement with its surety provider, as well as customary remedies, including the acceleration of repayment of outstanding amounts.

The lenders and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research and principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The above description of the New Term Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Amendment to Existing Credit Facility

On July 7, 2026, the Company amended its existing amended and restated credit agreement, dated as of June 26, 2025 (as amended the “Credit Facility”) among the Company and MasTec North America, as borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto. The amendment increased the US dollar revolving borrowing commitments under the Credit Facility by $350 million to an aggregate amount of $2,250 million. The other terms and conditions of the Credit Facility remain unchanged.

The lenders and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research and principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The above description of the amendment is not complete and is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On July 7, 2026, the Company agreed to acquire Electrical Specialists, Inc., d/b/a the Superior Group (the “Superior Group”), pursuant to a Share Purchase Agreement (the “Acquisition Agreement”) among the Company, Superior Group, Stewshi Co., Inc., as the seller, and the shareholders and shareholder representative named therein. Upon consummation of the transactions contemplated by the Acquisition Agreement (the “Acquisition”), the Superior Group will become a wholly-owned subsidiary of the Company. The Superior Group is a premier full-service electrical contractor focused on critical infrastructure. The Superior Group is a recognized leader in building data center infrastructure and also serves a diverse set of end markets including healthcare, entertainment and industrial.

As partial consideration for the Acquisition, the Company will issue shares (the “Consideration Shares”) of its common stock, par value $0.10 per share, to the holders (the “Recipient Holders”) of the Seller’s equity securities. Based on current estimates of the purchase price, the Company anticipates that it will issue approximately 1,195,721 Consideration Shares, having a value of approximately $475,000,000 based on the average of the daily volume weighted average prices of a share of Company’s common stock on the New York Stock Exchange for the five trading days ended July 6, 2026, and representing approximately 1.5% of the outstanding shares of the Company’s common stock after giving effect to the issuance thereof. The precise amount of Consideration Shares will be subject to adjustment as a result of customary purchase price adjustments at the time of consummation of the Acquisition. It is currently contemplated that the Acquisition will be completed in the third quarter of 2026 and is subject to customary closing conditions, including, termination of antitrust review.

The sale and issuance of the Consideration Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and

Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Each Recipient Holder has represented that such Recipient Holder is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D of the Securities Act. The Consideration Shares will be issued subject to a restrictive legend advising that the Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an opinion of counsel satisfactory to the Company that such registration is not required.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2026, the Board of Directors (the “Board”) of the Company appointed Mr. Manuel Benito Miranda as a Class II director to fill a vacancy in that Board Class following an increase in the size of the Board from eight (8) to nine (9) directors. In accordance with the Company’s Amended and Restated Bylaws and the Florida Business Corporation Act, Mr. Miranda will serve for an initial term ending at the Company’s 2027 Annual Meeting of Shareholders. Mr. Miranda has also been appointed to the Compensation Committee of the Board.

There are no arrangements or understandings between Mr. Miranda and any other person pursuant to which Mr. Miranda was appointed as a director of the Company.

Mr. Miranda will participate in the standard non-employee director compensation arrangements described under the section entitled “Compensation of Directors” in the Company’s 2026 Proxy Statement, filed with the Securities and Exchange Commission on April 9, 2026.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction, nor is there any currently proposed transaction, in which Mr. Miranda had or will have a direct or indirect material interest in which the amount involved exceeded or would exceed $120,000.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Term Loan Agreement, dated as of July 7, 2026, by and among MasTec, Inc. and MasTec North America, Inc., as Borrowers, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto

10.2*	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 7, 2026, by and among MasTec, Inc. and MasTec North America, Inc. as Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: July 7, 2026	By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Executive Vice President, General Counsel and Secretary